Exhibit 4.5

SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE

AGREEMENT

THIS SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is entered into on February 9, 2021, by and among:

1.	Missfresh Limited, an exempted company incorporated under the laws of Cayman Islands (the “Company”),

2.

each of the individuals and holding companies listed on Schedule A attached hereto (each such individual, a “Principal” and collectively, the “Principals”, each such holding company, a “Principal Holding Company” and collectively, the “Principal Holding Companies”), and

3.	each of the Persons named on Schedule B hereto (each, an “Investor” and collectively, the “Investors”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein without definition shall have the meanings set forth in the Shareholders Agreement (as defined below).

RECITALS

A.

Certain Investors acquired certain Series E1 Preferred Shares (as defined below) from the Company, and in connection therewith, the relevant parties entered into a Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated May 30, 2019 (the “Third Amended and Restated ROFR”); certain Investors acquired certain Series F Preferred Shares (as defined below) from the Company, and in connection therewith, the relevant parties entered into an Amendment to the Third Amended and Restated Right of First Refusal and Co-Sale Agreement to amend the Third Amended and Restated ROFR on December 30, 2019 (the “Amendment”); certain Investors acquired certain Series F Preferred Shares (as defined below) from the Company, and in connection therewith, the relevant parties entered into a Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated April 30, 2020 (the “Fifth Amended and Restated ROFR” , together with the Amendment and Third Amended and Restated ROFR, the “Prior Agreements”).

B.

Qingdao Investor has agreed to purchase from the Company, and the Company has agreed to sell to such Investor, certain Series F Preferred Shares of the Company respectively on the terms and conditions set forth in the Series F Preferred Shares Purchase Agreement dated December 9, 2020 by and among the Company, the HK Companies, the PRC Companies, Qingdao Investor and other parties thereto (the “Original Purchase Agreement”), and pursuant to a Supplemental Deed dated January 14, 2021 by and among the Company, Qingdao Investor and Xiamen Investor (together with the Original Purchase Agreement, the “Purchase Agreement”), Qingdao Investor has assigned all its rights and obligations under the Original Purchase Agreement to Xiamen Investor and Xiamen Investor has accepted such assignment. Therefore, Xiamen Investor has agreed to purchase from the Company, and the Company has agreed to sell to such Xiamen Investor, certain Series F Preferred Shares of the Company respectively on the terms and conditions set forth in the Purchase Agreement.

C.	The Purchase Agreement provides that it is a condition precedent to the consummation of the transactions contemplated under the Purchase Agreement that the Parties enter into this Agreement.

D.

The Parties desire to enter into this Agreement, which shall amend, replace and supersede the Prior Agreements in their entirety, and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.	Definitions.

1.1 The following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of an Investor, the term “Affiliate” also includes (v) any shareholder of the Investor, (w) any of such shareholder’s or Investor’s general partners or limited partners, (x) the fund manager managing such shareholder or Investor (and general partners, limited partners and officers thereof) and other funds managed by such fund manager, and (y) trusts Controlled by or for the benefit of any such Person referred to in (v), (w) or (x).

“As-Converted Basis” means assuming (i) conversion of all outstanding Preferred Shares into Class B Ordinary Shares, and (ii) conversion of all outstanding Class A Ordinary Shares into Class B Ordinary Shares.

“Beijing Mrfresh” means Beijing Missfresh Bianligou E-Commerce Co., Ltd. (北京每日优鲜便利购电子商务有限公司).

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the Cayman Islands, the United States of America, Hong Kong or in the PRC.

“Charter Documents” means, with respect to a particular legal entity, the articles or certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“CICC” means collectively, CICC Gongying Qijiang (Shanghai) Science and Technology Equity Investment Fund Partnership (Limited Partnership) (中金共赢启江(上海)科创股权投资基金合伙企业(有限合伙)) and Qilu (Xiamen) Equity Investment Partnership (Limited Partnership) (启鹭(厦门)股权投资合伙企业(有限合伙)).

“Class A Ordinary Shares” means the Company’s class A ordinary shares, par value US$0.0001 per share.

“Class B Ordinary Shares” means the Company’s class B ordinary shares, par value US$0.0001 per share.

“Company Competitor” has the meaning given to such term in the Purchase Agreement.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Deemed Liquidation Event” has the meaning given to such term in the Memorandum and Articles.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization, including any stock exchange.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“GPOP II Family SPV” means any entity (whether a special purpose vehicle, blocker or otherwise) managed by GS Investment Strategies, LLC or any of its Affiliates on behalf of some or all of the limited partners of GS.

“Group Company” means each of the Company, Mrfresh Cayman, the HK Companies, the PRC Companies, together with each direct and indirect Subsidiary of any of the foregoing, and “Group” refers to all of the Group Companies collectively.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“HK Companies” means Mrfresh HK Limited, a company incorporated under the laws of the Hong Kong by the Company, and Missfresh HK Limited, a company incorporated under the laws of the Hong Kong by the Company for the sole purpose of holding equity interests in the WFOEs.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Majority Preferred Holders” means the holders of at least fifty-one percent (51%) of the then issued and outstanding Preferred Shares (voting together as a single class and calculated on As-Converted Basis), including the affirmative votes of the top three Investors with the highest number of Preferred Shares on an As-Converted Basis). For the purpose hereunder, the number of Preferred Shares of any Investor shall include those of its Affiliates collectively.

“Majority Series E Holders” means the holders of more than sixty percent (60%) of the then issued and outstanding Series E Preferred Shares and Series E1 Preferred Shares (voting together as a single class and calculated on As-Converted Basis). For the purpose hereunder, the number of Series E Preferred Shares and Series E1 Preferred Shares of any Investor shall include those of its Affiliates collectively.

“Memorandum and Articles” means the Seventh Amended and Restated Memorandum and Articles of Association of the Company, as it may be amended and/or restated from time to time.

“Ordinary Share Equivalents” means any Equity Security which is by its terms convertible into or exchangeable or exercisable for Class B Ordinary Shares or other share capital of the Company, including without limitation, the Preferred Shares and the Class A Ordinary Shares.

“Ordinary Shares” means, collectively, the Class A Ordinary Shares and the Class B Ordinary Shares.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“PRC Companies” means WFOEs, Beijing Mrfresh and Jinan Missfresh Extreme Speed Information Technology Co., Ltd. (济南每日优鲜极速信息科技有限公司), each a limited liability company incorporated under the Laws of the PRC.

“Preferred Shares” means, collectively, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D1 Preferred Shares, the Series E Preferred Shares, the Series E1 Preferred Shares and the Series F Preferred Shares of the Company.

“Qingdao Investor” means Qingdao Missfresh Special Purpose Equity Investment Fund (Limited Partnership) (青岛每日优鲜专项股权投资基金(有限合伙)).

“Qualified IPO” has the meaning given to such term in the Memorandum and Articles.

“Requisite Preferred Directors” means any four (4) of the Investor Directors (as defined in the Shareholders Agreement).

“Series A Preferred Shares” means collectively the Series A1 Shares, the Series A2 Shares and the Series A3 Shares.

“Series A1 Shares” means the Series A1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A2 Shares” means the Series A2 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A3 Shares” means the Series A3 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B Preferred Shares” means collectively the Series B1 Shares and the Series B2 Shares.

“Series B1 Shares” means the Series B1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B2 Shares” means the Series B2 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series C Preferred Shares” means the Series C Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series D1 Preferred Shares” means the Series D1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series E Preferred Shares” means the Series E Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series E1 Preferred Shares” means the Series E1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series F Preferred Shares” means the Series F Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Share Sale” has the meaning given to such term in the Memorandum and Articles.

“Shareholders Agreement” means the Sixth Amended and Restated Shareholders Agreement, as defined in the Purchase Agreement and as amended from time to time.

“Shares” means the Ordinary Shares and the Preferred Shares.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Tax Compliance Condition” means, collectively, the conditions set forth in Section 7.1(21) (Tax Compliance) of the Series E Preferred Share Purchase Agreement dated on August 27, 2018 by and among the Company, certain Investors and certain other parties thereto (the “Series E Preferred Share Purchase Agreement”); provided that, for purposes of this definition, (i) in respect of any condition that is subject to a best efforts or similar standard or qualification, such condition shall be deemed to be an obligation to procure the actual fulfillment thereof without reference to any such standard or qualification, and (ii) in respect of any condition that is required to be fulfilled by a certain date or as soon as practicable or is subject to any other time-based qualification or standard, such condition shall be deemed fulfilled only upon the actual fulfillment thereof without regard to any such time-based qualification or standard.

“Transaction Documents” has the meaning set forth in the Purchase Agreement.

“WFOEs” means Beijing Missfresh E-Commerce Co., Ltd. (北京每日优鲜电子商务有限公司), Jinan Missfresh E-Commerce Co., Ltd. (济南每日优鲜电子商务有限公司) and Jinan Missfresh Bianligou Network Technology Co., Ltd. (济南每日优鲜便利购网络科技有限公司), each a wholly foreign owned enterprise formed under the laws of the PRC by Missfresh HK Limited.

“Xiamen Investor” means Xiamen Missfresh Equity Investment Partnership (Limited Partnership) (厦门每日优鲜股权投资合伙企业(有限合伙)).

1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agreement	Preamble
Amendment	Recitals
Approved Sale	Section 4.1
Arbitration Notice	Section 6.5(i)
Applicable Liquidity Cap	Section 2.5
Company	Preamble
Dispute	Section 6.5(i)
Drag Holders	Section 4.1
Exercising Shareholder	Section 2.2(ii)(c)
HKIAC	Section 6.5(ii)
HKIAC Rules	Section 6.5(ii)
Image Frame ROFO Notice	Section 2.1(ix)(b)
Image Frame ROFO Period	Section 2.1(ix)(b)
Investor ROFO Notice	Section 2.1(ix)(a)
Investor ROFO Price	Section 2.1(ix)(a)
Investor Shares	Section 2.1(ix)
Investor/Investors	Preamble
Management Shareholders	Section 2.5
Offered Shares	Section 2.2(i)
Offeror	Section 4.1
Option Period	Section 2.2(ii)(a)
Ordinary Shareholders	Section 2.5
Original Purchase Agreement	Recitals
Other Restriction Agreements	Section 2.1(vi)
Party/Parties	Preamble
Permitted Transferee	Section 2.5
Per Share Price of the Company	Section 4.1
Principal/Principals	Preamble
Principal Holding Company/Principal Holding Companies	Preamble
Prior Agreements	Recitals
Pro Rata Share	Section 2.2(ii)(b)
Prohibited Transfer	Section 2.6
Purchase Agreement	Recitals
Re-allotment Period	Section 2.2(ii)(c)
Second Notice	Section 2.2(ii)(c)
Securities Act	Section 2.5(ii)
Selling Shareholder	Section 2.3(i)
Transfer	Section 2.1(i)
Transfer Notice	Section 2.2(i)
Transferor	Section 2.2(i)
Third Amended and Restated ROFR	Recitals

1.3 Interpretation. For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards (as defined in the Shareholders Agreement), (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (vii) references to this Agreement, and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (viii) the term “or” is not exclusive, (ix) the term “including” will be deemed to be followed by “, but not limited to,” (x) the terms “shall”, “will,” and “agrees” are mandatory, and the term “may” is permissive, (xi) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xii) the term “voting power” refers to the number of votes attributable to the Shares (on an As-Converted Basis) in accordance with the terms of the Memorandum and Articles, (xiii) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xiv) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, and (xv) all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

2.	Restriction on Transfers; Rights of First Refusal and Co-Sale Rights.

2.1 Restriction on Transfers.

(i) Principals and Principal Holding Companies. Subject to Section 2.1(vii) and Section 2.5, no Principal or Principal Holding Company, regardless of such Principal’s employment status with the Company, shall directly or indirectly sell, assign, transfer, pledge, charge, hypothecate, or otherwise encumber or dispose of in any way or otherwise grant any interest or right with respect to (the “Transfer”) all or any part of any interest in any Equity Securities of the Company now or hereafter owned or held by such Principal or Principal Holding Company prior to a Qualified IPO, without the prior consent of (a) the Board of Directors (including the Requisite Preferred Directors) at a duly convened board meeting and (b) the Majority Preferred Holders.

(ii) Investors. For the avoidance of doubt, subject always to the restrictions set forth in Sections 2.1(viii) and (ix) hereof, (A) any Investor may Transfer any Equity Securities of the Company now or hereafter owned or held by it without limitation; provided that (1) such Investor shall give advance written notice to the Company with respect to such Transfer; (2) such Transfer is effected in compliance with all applicable Laws; and (3) the transferee shall execute and deliver a deed of adherence in the form attached hereto as Schedule C and take such other actions as may be necessary for the transferee to join in and be bound by the terms of this Agreement as an “Investor” (if not already a Party hereto) and the Shareholders Agreement as an “Investor” (if not already a party thereto) upon and after such Transfer. The Company will update its register of members upon the consummation of any such permitted Transfer; and (B) nothing in this Agreement or any other document to which the Company is a party shall, in any manner, restrict or prohibit any Investor from such Investor’s purchase of any Equity Securities in any Person.

(iii) Prohibited Transfers Void. Any Transfer of Equity Securities of the Company not made in compliance with this Agreement shall be null and void as against the Company, shall not be recorded on the books of the Company and shall not be recognized by the Company or any other Party.

(iv) No Indirect Transfers. Each Principal and Principal Holding Company agrees not to circumvent or otherwise avoid the transfer restrictions or intent thereof set forth in this Agreement, whether by holding the Equity Securities of the Company indirectly through another Person (including a Principal Holding Company) or by causing or effecting, directly or indirectly, the Transfer or issuance of any Equity Securities by any such Person (including a Principal Holding Company), or otherwise. Subject to Section 2.1(vii) and Section 2.5, each Principal and Principal Holding Company furthermore agrees that, so long as such Principal is bound by this Agreement, the Transfer, sale or issuance of any Equity Securities of any Principal Holding Company, without the prior consent of the Board of Directors (including the Requisite Preferred Directors) at a duly convened board meeting or via unanimous written consent and the prior written consent of the Majority Preferred Holders shall be prohibited, and each such Principal and Principal Holding Company agrees not to make, cause or permit any Transfer, sale or issuance of any Equity Securities of such Principal Holding Company, without the prior consent of the Board of Directors (including the Requisite Preferred Directors) at a duly convened board meeting or via unanimous written consent and the prior written consent of the Majority Preferred Holders. Any purported Transfer, sale or issuance of any Equity Securities of any Principal Holding Company in contravention of this Agreement shall be void and ineffective for any and all purposes and shall not confer on any transferee or purported transferee any rights whatsoever, and no Party (including without limitation, any Principal or Principal Holding Company) shall recognize any such Transfer, sale or issuance.

(v) Performance. Each Principal irrevocably agrees to cause and guarantee the performance by his or her Principal Holding Company of all of their respective covenants and obligations under this Agreement.

(vi) Cumulative Restrictions. For purposes of clarity, the restrictions on transfer set forth in this Agreement on a Party are cumulative with, and in addition to, the restrictions set forth in each other agreement imposing restrictions on transfer by such Person of Equity Securities of the Company (collectively, the “Other Restriction Agreements”), including the Shareholders Agreement, and not in lieu thereof.

(vii) Exempt Transaction. Regardless of anything else contained herein, Sections 2 and 3 of this Agreement shall not apply with respect to a transfer made pursuant to Section 4 of this Agreement or Articles 120, 121 and 122 of the Memorandum and Articles.

(viii) Transfer to Competitors. Notwithstanding anything to the contrary contained herein, (i) during the twenty-four (24) months period commencing on the date of the respective issuance of its Series C Preferred Shares, Series D1 Preferred Shares, Series E Preferred Shares, (ii) with respect to the Series E1 Preferred Shares, during the twenty-four (24) months period commencing on August 29, 2018, and (iii) with respect to the Series F Preferred Shares, during the twenty-four (24) months period commencing on the respective issuance date of such Series F Preferred Shares and prior to the initial public offering of the Company, none of the holders of such Preferred Shares shall sell, transfer or dispose of its respective Series C Preferred Shares, Series D1 Preferred Shares, Series E Preferred Shares, Series E1 Preferred Shares, and/or Series F Preferred Shares, to any Company Competitor without the prior consent of the Board of Directors. For the avoidance of doubt, nothing in this Section 2.1(viii) shall restrict (i) GS from selling, transferring or disposing of any Equity Securities of the Company to any GPOP II Family SPV, or (ii) CICC from selling, transferring or disposing of any Equity Securities of the Company to any of its Affiliates or (iii) Xiamen Investor from selling, transferring or disposing of any Equity Securities of the Company to any of its Affiliates.

(ix) Image Frame’s Right of First Offer. Notwithstanding anything to the contrary contained herein, if any Investor (other than the holders of the Series D1 Preferred Shares, the Series E Preferred Shares, the Series E1 Preferred Shares and/or the Series F Preferred Shares) proposes to Transfer any Preferred Shares now or hereafter owned or held by it (the “Investor Shares”) to one or more third parties (other than its Affiliates), such Investor shall comply with the following procedures:

(a) Such Investor shall first give a written notice (the “Investor ROFO Notice”) to Image Frame Investment (HK) Limited. The Investor ROFO Notice shall set forth the number of Investor Shares and the per share purchase price offered by such Investor (the “Investor ROFO Price”).

(b) Within five (5) days after receipt of the Investor ROFO Notice (the “Image Frame ROFO Period”), Image Frame Investment (HK) Limited shall have the right to exercise its right of first offer by giving such Investor a written notice (the “Image Frame ROFO Notice”) which sets forth Image Frame Investment (HK) Limited’s binding commitment to proceed with the Transfer contemplated in the Investor ROFO Notice by purchasing all, but not less than all, of the Investor Shares at the Investor ROFO Price and to close the transaction within thirty (30) days after the date of the Image Frame ROFO Notice.

(c) If Image Frame Investment (HK) Limited: (i) fails to deliver the Image Frame ROFO Notice to such Investor within the Image Frame ROFO Period, (ii) fails to close the transaction within thirty (30) days after the date of the Image Frame ROFO Notice; or (iii) expressly waives its right of first offer provided hereunder, then Image Frame Investment (HK) Limited shall be deemed to have consented to and approved the consummation of the Transfer by such Investor with any third party at a purchase price no lower than the Investor ROFO Price.

(d) Notwithstanding the foregoing, the right of first offer of Image Frame Investment (HK) Limited under Sections 2.1(ix) above shall not apply to the Transfer of any Preferred Share of the Company now or hereafter held by any Investor to any Affiliate(s) of the relevant transferring Investors, provided that (i) such Investor shall give advance written notice to the Company with respect to a proposed Transfer, and (ii) the transferee shall execute and deliver a deed of adherence in the form attached hereto as Schedule C.

2.2 Rights of First Refusal.

(i) Transfer Notice. To the extent the applicable consent of the simple majority of the Board of Directors (including Requisite Preferred Directors) and the Majority Preferred Holders is given pursuant to Section 2.1, if any Principal or Principal Holding Company (a “Transferor”) proposes to Transfer any Equity Securities of the Company or any interest therein to one or more third parties, then the Transferor shall give each Investor a written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), (ii) the identity and address of the prospective transferee and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a definitive offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(ii) Option of Investors.

(a) Each Investor shall have an option for a period of ten (10) days following receipt of the Transfer Notice (the “Option Period”) to elect to purchase all or any portion of its respective Pro Rata Share of the Offered Shares at the same price and subject to the same terms and conditions as described in the Transfer Notice, by notifying the Transferor and the Company in writing before expiration of the Option Period as to the number of such Offered Shares that it wishes to purchase.

(b) For the purposes of this Section 2.2(ii), an Investor’s “Pro Rata Share” of the Offered Shares shall be equal to (i) the total number of the Offered Shares, multiplied by (ii) a fraction, the numerator of which shall be the aggregate number of Class B Ordinary Shares held by such Investor on the date of the Transfer Notice (including all Preferred Shares held by such Investor on an As-Converted Basis) and the denominator of which shall be the total number of Class B Ordinary Shares held by all Investors on such date (including all Preferred Shares held by such Investors on an As-Converted Basis).

(c) If any Investor fails to exercise its right to purchase its full Pro Rata Share of the Offered Shares, the Company shall deliver written notice thereof (the “Second Notice”), within five (5) days after the expiration of the Option Period, to the Transferor and to each Investor that elected to purchase its entire Pro Rata Share of the Offered Shares (an “Exercising Shareholder”). The Exercising Shareholders shall have a right of re-allotment, and may exercise an additional right to purchase such unpurchased Offered Shares by notifying the Transferor and the Company in writing within ten (10) days after receipt of the Second Notice (the “Re-allotment Period”); provided, however, that if the Exercising Shareholders desire to purchase in aggregate more than the number of such unpurchased Offered Shares, then such unpurchased Offered Shares will be allocated to the extent necessary among the Exercising Shareholders in accordance with their relative Pro Rata Shares.

(d) Subject to applicable securities Laws, each Investor shall be entitled to apportion Offered Shares to be purchased among its Affiliates, provided that such Investor notifies the Company and the Transferor in writing.

(iii) Procedure. If any Investor gives the Transferor notice that it desires to purchase Offered Shares, and, as the case may be, any re-allotment, then payment for the Offered Shares to be purchased shall be made by check (if agreeable to the Transferor), or by wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares to be purchased, at a place agreed to by the Transferor and all the Exercising Shareholders and at the time of the scheduled closing therefor, but if they cannot agree, then at the principal executive offices of the Company on the thirtieth (30th) day after the Company’s receipt of the Transfer Notice, unless such notice contemplated a later closing date with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 2.2(iv), in which case the closing shall be on such later date or as provided in Section 2.2(iv)(d). The Company will update its register of members upon the consummation of any such Transfer.

(iv) Valuation of Property.

(a) Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Investors shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.

(b) If the Transferor and the Exercising Shareholders holding a majority of the Offered Shares elected to be purchased by all Exercising Shareholders cannot agree on such cash value within the Option Period, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by agreement of such parties or, if they cannot agree on an appraiser within the Option Period, the Transferor, on the one hand, and the Exercising Shareholders, on the other hand shall designate another appraiser of internationally recognized standing, whose appraisal shall be determinative of such value.

(c) The cost of such appraisal shall be shared equally by the Transferor, on the one hand, and the Exercising Shareholders pro rata based on the number of Offered Shares such Exercising Shareholder is purchasing, on the other hand.

(d) If the value of the purchase price offered by the prospective transferee is not determined within thirty (30) days following the Company’s receipt of the Transfer Notice from the Transferor, the closing of the purchase of Offered Shares by the Exercising Shareholders shall be held on or prior to the fifth (5th) Business Day after such valuation shall have been made pursuant to this Section 2.2(iv).

2.3 Right of Co-Sale.

(i) To the extent the Investors do not exercise their respective rights of first refusal as to all of the Offered Shares proposed to be sold by the Transferor to the third party transferee identified in the Transfer Notice, each such Investor shall have the right to participate in such sale of Offered Shares on the same terms and conditions as specified in the Transfer Notice by notifying the Transferor in writing within ten (10) days following the expiration of Option Period (or if there is a re-allotment in accordance with Section 2.2(ii)(c), the expiration of the Re-allotment Period) (such Investor, a “Selling Shareholder”). Such Selling Shareholder’s notice to the Transferor shall indicate the number of Equity Securities the Selling Shareholder wishes to sell under its right to participate. To the extent one or more Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Transferor may sell in the Transfer to the third party transferee identified in the Transfer Notice shall be correspondingly reduced.

(ii) The maximum number of Equity Securities that each Selling Shareholder may elect to sell shall be equal to the product of (i) the aggregate number of the remaining Offered Shares being transferred to the third party transferee identified in the Transfer Notice after giving effect to the exercise of all rights of first refusal pursuant to Section 2.2 hereof, multiplied by (ii) a fraction, the numerator of which is the number of Class B Ordinary Shares (including Preferred Shares and Class A Ordinary Shares on an as-converted to Class B Ordinary Share basis) owned by such Selling Shareholder on the date of the Transfer Notice and the denominator of which is the total number of Class B Ordinary Shares (including Preferred Shares and Class A Ordinary Shares on an as-converted to Class B Ordinary Share basis) owned by the Transferor and all Investors entitled to exercise their co-sale right hereunder.

(iii) Each Selling Shareholder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser, before the applicable closing, one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Shareholder elects to sell; provided, however that if the prospective third party purchaser objects to the delivery of Ordinary Share Equivalents in lieu of Class B Ordinary Shares, such Selling Shareholder shall only deliver Class B Ordinary Shares (and therefore shall convert any such Ordinary Share Equivalents into Class B Ordinary Shares) and certificates corresponding to such Class B Ordinary Shares, and the Company shall effect any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(iv) The share certificate or certificates that a Selling Shareholder delivers to the Transferor pursuant to this Section 2.3 shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Shareholder that portion of the sale proceeds to which such Selling Shareholder is entitled by reason of its participation in such sale. The Company will update its register of members upon the consummation of any such Transfer.

(v) To the extent that any prospective purchaser prohibits the participation by a Selling Shareholder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Shareholder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Shareholder such shares or other securities that such Selling Shareholder would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

2.4 Non-Exercise of Rights.

(i) If the Company and the Investors do not elect to purchase all of the Offered Shares in accordance with Section 2.2, then, subject to the right of the Investors to exercise their rights to participate in the sale of Offered Shares within the time periods specified in Section 2.3, the Transferor shall have a period of ninety (90) days from the expiration of such rights specified in Section 2.2 to sell the remaining Offered Shares to the third party transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice, so long as any such sale is effected in accordance with all applicable Laws. The Parties agree that each such transferee, prior to and as a condition to the consummation of any sale, shall execute and deliver to the Parties documents and other instruments assuming the obligations of such Transferor under this Agreement and the Shareholders Agreement with respect to the Offered Shares, and the Transfer shall not be effective and shall not be recognized by any Party until such documents and instruments are so executed and delivered.

(ii) In the event the Transferor does not consummate the sale of such Offered Shares to the third party transferee identified in the Transfer Notice within ninety (90) day period from the expiration of such rights, the rights of the Investors under Section 2.2 and Section 2.3 shall be re-invoked and shall be applicable to each subsequent disposition of such Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.

(iii) The exercise or non-exercise of the rights of the Investors under this Section 2 to purchase Equity Securities from a Transferor or participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities or subsequently participate in sales of Equity Securities by the Transferor hereunder.

2.5 Limitations to Rights of First Refusal and Co-Sale and Transfer Restriction. Subject to the requirements of applicable Law, the right of first refusal and right of co-sale of the Investors under Sections 2.2 and 2.3 and the transfer restriction under Section 2.1(i) and Section 2.1(iv) shall not apply to (a) the Transfer of any Equity Securities of the Company now or hereafter held by each of the Principals and the Principal Holding Companies to an entity one hundred percent (100%) owned by such Principal or Principal Holding Company, or (b) Transfers of no more than ten percent (10%) of the Equity Securities of the Company in the aggregate now or hereafter held by a Principal or Principal Holding Company to such Principal’s parents, children, spouse, or to a trustee, executor, or other fiduciary for the benefit of such Principal or such Principal’s parents, children, spouse for bona fide estate planning purposes and/or the wholly-owned affiliates of a Principal or Principal Holding Company (each such transferee pursuant to clauses (a) and (b) above, a “Permitted Transferee”, and collectively, the “Permitted Transferees”); (c) Transfers by the Principals, Wang Jun (王珺), Sun Yuan (孙原) Li Yang (李漾) (collectively, the “Management Shareholders”) and other employees, directors, officers or consultants (collectively with the Management Shareholders, the “Ordinary Shareholders”) who have been granted or issued shares, options or other securities or awards in accordance with the ESOP (as defined under the Purchase Agreement) of the Company, directly and indirectly, in the aggregate (including all such Transfer by all such individuals) of no more than the Applicable Liquidity Cap (as defined below), provided that such Transfer shall not result in the change of Control of the Company; and (d) Transfer of any Equity Securities of the Company now or hereafter held by a Principal or Principal Holding Company to the public pursuant to an effective registration statement; provided, that in each case, (i) such Transfer is effected in compliance with all applicable Laws, (ii) respecting any transfer pursuant to clauses (a) and (b) above, the Principal has provided the Majority Preferred Holders reasonable evidence of the bona fide estate planning purposes for such transfer and reasonable evidence of the satisfaction of all applicable filings or registrations required by SAFE under the SAFE Rules and Regulations, and (iii) each such Permitted Transferee, prior to the completion of the Transfer, shall have executed a document in form and substance reasonably satisfactory to the Majority Preferred Holders assuming the obligations of such Principal or Principal Holding Company under this Agreement and the applicable Other Restriction Agreements as a Principal or Principal Holding Company, with respect to the transferred Equity Securities; provided further, that the Transferor shall remain liable for any breach by such Permitted Transferee of any provision under this Agreement and the applicable Other Restriction Agreements. For purposes of this Section 2.5, the “Applicable Liquidity Cap” means the applicable percentage of the total Equity Securities (on a fully-diluted and As-Converted Basis) of the Company as of the date of Closing (as defined in the Purchase Agreement) in accordance with the following schedule: (i) from and following August 29, 2018, up to one percent (1%) in the aggregate, (ii) from and following the date that is the later of (x) March 1, 2019 and (y) the date on which the Tax Compliance Condition is fulfilled, up to one point five percent (1.5%) in the aggregate, and (iii) from and following the date that is the later of (x) March 1, 2020 and (y) the date on which the Tax Compliance Condition is fulfilled, up to two percent (2%) in the aggregate. Notwithstanding anything else in this Agreement to the contrary, any Transfer of Equity Securities by any Ordinary Shareholder, directly or indirectly, pursuant to Section 2.5(c) shall only be permitted if:

(i) the proposed transferee enters into a deed of adherence to this Agreement in a form and substance reasonably satisfactory to the Board (including the Requisite Preferred Directors);

(ii) such Transfer is made in accordance with applicable securities Laws, including satisfying either Regulation S or another exemption from the registration requirements under the U.S. Securities Act of 1933 (the “Securities Act”);

(iii) no Person, directly or indirectly, including through any broker, finder or other agent, engages in any general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Equity Securities that are the subject of such Transfer;

(iv) the proposed transferee of such Equity Securities is an “accredited investor” within the meaning of Rule 501 under Regulation D of the Securities Act; and

(v) such Transfer would not subject the Company to any registration or reporting requirements with applicable securities regulators, including under the U.S. Securities Exchange Act of 1934.

2.6 Prohibited Transfers. Subject to Section 2.1(vii) and Section 2.5, in the event the Transferor should sell any Equity Securities in contravention of the co-sale rights of the Investors under Section 2.3 (a “Prohibited Transfer”), the Investors, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Transferor shall be bound by the applicable provisions of such option.

(i) Put Option. In the event of a Prohibited Transfer, each Investor shall have the right to sell to the Transferor the type and number of Equity Securities equal to the number of Equity Securities such Investor would have been entitled to transfer to the third-party transferee under Section 2.3 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions.

(a) The price per share at which the shares are to be sold to the Transferor shall be equal to the price per share paid by the third-party transferee to the Transferor in the Prohibited Transfer. The Transferor shall also reimburse each Investor for any and all reasonable fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such Investor’s rights under Section 2.

(b) Within ninety (90) days after the later of the dates on which an Investor (x) received notice of the Prohibited Transfer or (y) otherwise becomes aware of the Prohibited Transfer, such Investor shall, if exercising the option created hereby, deliver to the Transferor an instrument of transfer and either the certificate or certificates representing shares to be sold under this Section 2.6 by such Investor, each certificate to be properly endorsed for transfer, or an affidavit of lost certificate. The Transferor shall, upon receipt of the foregoing, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, in cash or by wire transfer of immediately available funds or by other means acceptable to such Investor. The Company will concurrently therewith record such transfer on its books and update its register of members and will promptly thereafter and in any event within five (5) days reissue certificates, as applicable, to the Transferor and the Investor reflecting the new securities held by them giving effect to such transfer.

(ii) Voidability of Prohibited Transfer. Notwithstanding anything to the contrary contained herein and the rights afforded to the Investor in this Section 2.6, any attempt by a Transferor to transfer Equity Securities in violation of Section 2 shall be void, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the Majority Preferred Holders.

3. Lock-Up. In addition to but not in lieu of any other transfer restriction contained herein, each Principal and Principal Holding Company agrees that such Person shall be subject to any customary lock-up period to the extent requested by the lead underwriter of securities of the Company in connection with the registration relating to an initial public offering of the Class B Ordinary Shares.

4. Drag-Along Rights.

4.1 Drag-Along Obligations. At any time after the date hereof, if (i) the (x) Requisite Preferred Directors, (y) the holders of more than fifty percent (50%) of the outstanding Preferred Shares (as an As-Converted Basis), and (z) the Principals (the aforesaid (x), (y) and (z) are collectively, referred to the “Drag Holders” hereinafter) approve a Deemed Liquidation Event, Share Sale or other sale of all or substantially all of the Company, whether structured as a merger, reorganization, asset sale, share sale, sale of control of the Company, or otherwise (the “Approved Sale”), to any Person (the “Offeror”), and (ii) the Per Share Price of the Company (as defined below) in the Approved Sale is no less than one point three (1.3) times the Series F Issue Price (as defined in the Memorandum and Articles) (as adjusted for share splits, share dividends, combinations, recapitalizations and any other similar events), then at the request of the Drag Holders, the Company shall promptly notify in writing each other holder of Equity Securities of the Company that is a Party of such approval and the material terms and conditions of such proposed Approved Sale, whereupon each such holder shall, in accordance with instructions received from the Company at the direction of the Drag Holders:

(i) Sell, at the same time as the Drag Holders sell to the Offeror, in the Approved Sale, all of its Equity Securities of the Company or the same percentage of its Equity Securities of the Company as the Drag Holders sell, on the same terms and conditions as were agreed to by the Drag Holders; provided, however, that such terms and conditions, including with respect to price paid or received per Equity Security of the Company, may differ as between different classes of Equity Securities of the Company in accordance with their relative liquidation preferences as set forth in Article 8.2 of the Memorandum and Articles and provided further that some holders may be given the right or opportunity to exchange or roll a portion of their Equity Securities of the Company for Equity Securities of the acquirer or an Affiliate thereof in the Approved Sale but in such event there shall be no obligation to afford such right or opportunity to all of such holders.

(ii) Vote all of its Equity Securities of the Company (a) in favor of such Approved Sale, (b) against any other consolidation, recapitalization, amalgamation, merger, sale of securities, sale of assets, business combination, or transaction that would interfere with, delay, restrict, or otherwise adversely affect such Approved Sale, and (c) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Approved Sale or that could result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled, and, in connection therewith, to be present (in person or by proxy) at all relevant meetings of the shareholders of the Company (or adjournments thereof) or to approve and execute all relevant written consents in lieu of a meeting.

(iii) Not exercise any dissenters’ or appraisal rights under applicable Laws with respect to such Approved Sale.

(iv) Take all necessary actions in connection with the consummation of such Approved Sale as reasonably requested by the Drag Holders, including but not limited to the execution and delivery of any share transfer or other agreements prepared in connection with such Approved Sale, and the delivery, at the closing of such Approved Sale involving a sale of stock, of all certificates representing stock held or controlled by such holder, duly endorsed for transfer or accompanied by a duly executed share transfer form, or affidavits and indemnity undertakings with respect to lost certificates.

(v) Restructure such Approved Sale, as and if reasonably requested by the Drag Holders, as a merger, consolidation, restructuring or similar transaction, or a sale of all or substantially all of the assets of the Company, or otherwise.

In any such Approved Sale, (i) each such holder shall bear a proportionate share (based upon the relative proceeds received in such transaction) of the Drag Holders’ expenses incurred in the transaction, including, without limitation, legal, accounting and investment banking fees and expenses (to the extent incurred for the benefit of the Company or all shareholders of the Company), (ii) the consideration received pursuant to such Approved Sale shall be distributed among the parties thereto in accordance with Article 8.2(A) (Liquidation Preference) of the Company’s Memorandum and Articles in effect immediately prior to the Approved Sale (as if such Approved Sale were a Deemed Liquidation Event, regardless of whether it is a Deemed Liquidation Event), and (iii) each such holder shall severally, not jointly, join on a pro rata basis (based upon the relative proceeds received in such transaction) in any indemnification or other obligations that are part of the terms and conditions of such Approved Sale (other than those that relate specifically to a particular holder, such as indemnification with respect to representations and warranties given by such holder regarding such holder’s title to and ownership of shares, due authorization, enforceability, and no conflicts, which shall instead be given solely by such holder) but only up to the net proceeds paid to such holder in connection with such Approved Sale. Without limiting the foregoing sentence, no such holder who is not an employee or officer or Controlling shareholder of a Group Company shall be required to make any representations or warranties other than with respect to itself (including due authorization, title to shares and enforceability of applicable agreements). For purpose of this Section 4.1, “Per Share Price of the Company” shall mean the quotient of the equity valuation of the Company under such transaction divided by the total number of Shares on a fully-diluted and As-Converted Basis, including all then issued and outstanding Shares as well as any outstanding options, warrants or other convertible securities of the Company.

4.2 Other Provisions. In the event that any such holder fails for any reason to take any of the foregoing actions after reasonable notice thereof, such holder hereby grants an irrevocable power of attorney and proxy to any Director approving the Approved Sale to take all necessary actions and execute and deliver all documents deemed by such Director to be reasonably necessary to effectuate the terms hereof. None of the transfer restrictions set forth in Section 2 or 3 of this Agreement or in the Other Restriction Agreements shall apply in connection with an Approved Sale, notwithstanding anything contained to the contrary herein and therein.

5. Legend. Each existing or replacement certificate for Equity Securities of the Company now owned or hereafter acquired by Principals and their permitted transferees shall bear the following legend

“THE SALE, PLEDGE, CHARGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (AS AMENDED FROM TIME TO TIME) BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN OTHER PARTIES THERETO. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”

The Company may annotate its register of members with an appropriate, corresponding legend. At such time as Equity Securities are no longer subject to this Agreement, the Company shall, at the request of the holder of such Equity Securities, issue replacement certificates for such Equity Securities without such legend.

In order to ensure compliance with the terms of this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company acts as transfer agent for its own securities, it may make appropriate notations to the same effect in its own records.

6. Miscellaneous.

6.1 Termination. This Agreement shall terminate upon either (a) mutual written consent of all Parties hereto, or (b) the closing of a Qualified IPO or a liquidation, winding up or dissolution of the Company, except for Section 3 which shall survive the Qualified IPO in accordance with its terms. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement. If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination.

6.2 Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

6.3 Assignments and Transfers; No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of any Investor hereunder are assignable (together with the related obligations) in connection with the transfer of Equity Securities of the Company held by such Investor in accordance with this Agreement and other Transaction Documents but only to the extent of such transfer, provided that, as a condition of such assignment, each successor or assignee shall agree in writing to be subject to each of the terms of this Agreement by execution of a deed of adherence in the form attached hereto as Schedule C and shall be deemed to be a party hereto as if the signature of such successor or assignee appeared on the signature pages of this Agreement. This Agreement and the rights and obligations of each other Party hereunder shall not otherwise be assigned without the mutual written consent of the other Parties except as expressly provided herein.

6.4 Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of laws thereunder.

6.5 Dispute Resolution.

(i) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(ii) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. The seat of arbitration shall be Hong Kong. There shall be three (3) arbitrators. Each party shall appoint one arbitrator and the third arbitrator shall be appointed by both parties with mutual agreement as the presiding arbitrator. If no agreement can be reached within the time period required by the HKIAC Rules, the presiding arbitrator shall be appointed by the Chairman of HKIAC.

(iii) The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.

(iv) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(v) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong, without regard to principles of conflict of laws thereunder, and shall not apply any other substantive Law.

(vii) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(viii) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

6.6 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule C attached to the Shareholders Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

6.7 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

6.8 Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

6.9 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

6.10 Amendments and Waivers. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) the Company; (ii) the Majority Preferred Holders; and (iii) Person(s) holding at least a majority of the Class A Ordinary Shares held by the Principals and Principal Holding Companies, in each case whose Principal is then providing services to a Group Company as a consultant or employee; provided, however, that (a) no amendment or waiver shall be effective or enforceable in respect of a holder of any particular series of shares of the Company if such amendment or waiver affects such holder materially and adversely differently from the other holders of the same series of shares, respectively, unless such holder consents in writing to such amendment or waiver, (b) any provision that specifically and expressly gives a right to a named Investor shall not be amended or waived without the prior written consent of such named Investor, and (c) the written consent of Majority Series E Holders shall be required for any amendment or waiver (x) with respect to Section 2.1(ix) or this Section 6.10 or (y) that affects the holders of Series E Preferred Shares and/or Series E1 Preferred Shares materially and adversely differently from the holders of any other series of Preferred Shares. Notwithstanding the foregoing, any Party may waive the observance as to such Party of any provision of this Agreement (either generally or in a particular instance and either retroactively or prospectively) by an instrument in writing signed by such Party without obtaining the consent of any other Party. Any amendment or waiver effected in accordance with this Section shall be binding upon all the Parties hereto.

6.11 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one time or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

6.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

6.13 No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

6.14 Headings and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the masculine, feminine, and neuter genders will each be deemed to include the others; (v) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vi) the term “day” means “calendar day”, and “month” means calendar month, (vii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement; (viii) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement; (ix) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning; (x) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made; (xi) each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant; (xii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards; (xiii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and (xiv) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time.

6.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

6.16 Entire Agreement. This Agreement together with the other instruments and agreements referenced herein constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, the Parties hereby agree and acknowledge that the Principals are subject to further, additional restrictions under the terms of the Other Restriction Agreements.

6.17 Control. In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of any of the Charter Documents for any of the Group Companies, or in the event of any dispute related to any such Charter Document, the terms of this Agreement shall prevail in all respects among all parties other than the Company, the Parties shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of such Charter Documents, and the Parties hereto shall exercise all voting and other rights and powers (including to procure any required alteration to such Charter Documents to resolve such conflict or inconsistency) to make the provisions of this Agreement effective, and not to take any actions that impair any provisions in this Agreement.

6.18 Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the relevant class or series of the Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted, as appropriate, to reflect the effect on the outstanding shares of such class or series of Shares by such subdivision, combination or share dividend.

6.19 Grant of Proxy. Upon the failure of any Principal or Principal Holding Company to vote the Equity Securities of the Company held thereby, to implement the provisions of and to achieve the purposes of this Agreement, such Person hereby grants to the other Principal or Principal Holding Company a proxy coupled with an interest in all Equity Securities of the Company held by such Principal or Principal Holding Company, respectively, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section is amended to remove such grant of proxy in accordance with Section 6.10 hereof, to vote all such Equity Securities to implement the provisions of and to achieve the purposes of this Agreement.

6.20 Future Significant Holders. Except with the written consent of the Majority Preferred Holders, the Company covenants that it will cause all future holders of more than one percent (1%) of the Company’s Class B Ordinary Shares and all future holders of Equity Securities convertible, exchangeable or exercisable for more than one percent (1%) of the Company’s Class B Ordinary Shares (other than, in any case, the Investors) to enter into this Agreement and become subject to the terms and conditions hereof as a Principal. The parties hereto hereby agree that such future holders shall become parties to this Agreement by execution of a deed of adherence in the form attached hereto as Schedule C and shall be deemed to be a party hereto as if the signature of such future holder appeared on the signature pages of this Agreement.

6.21 Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

6.22 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Shares after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of Preferred Shares may become a party to this Agreement by executing and delivering a deed of adherence in the form attached hereto as Schedule C, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.23 Termination of Prior Agreements. In consideration of the mutual covenants and promises contained herein, each of the Parties that are parties to the Prior Agreements confirms and acknowledges that the Prior Agreements shall hereby be terminated in its entirety with no further force and effect.

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IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

COMPANY:	Missfresh Limited

	By:	/s/ Xu Zheng
Name: Xu Zheng (徐正)
Title: Director

PRINCIPALS:	XU Zheng (徐正)

/s/ Xu Zheng

PRINCIPAL HOLDING COMPANIES:	Freshking Limited
	By:	/s/ Xu Zheng
Name: Xu Zheng (徐正)
Title: Director

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

PRINCIPALS:	ZENG Bin (曾斌)

/s/ Zeng Bin

PRINCIPAL HOLDING	Tigerteeth Entity Limited
COMPANIES:

	By:	/s/ Zeng Bin
Name: Zeng Bin (曾斌)
Title: Director

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	GREAT UNIVERSAL LIMITED

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	GREAT ENTERPRISE LIMITED

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Vision Plus Capital Limited

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	INTERNET FUND IV PTE. LTD.

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	GFC5 Ltd.

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	GFC2 Ltd

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Genesis Capital I LP

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Cathaya Investment I

	By:	/s/ Vincent Wu
Name: Vincent Wu
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	JenCap MF

	By:	/s/ Jimmy Ching-Hsin Chang
Name: Jimmy Ching-Hsin Chang
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	JenCap MF II

	By:	/s/ Jimmy Ching-Hsin Chang
Name: Jimmy Ching-Hsin Chang
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	JenCap MF III

	By:	/s/ Jimmy Ching-Hsin Chang
Name: Jimmy Ching-Hsin Chang
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Image Frame Investment (HK) Limited

	By:	/s/ Ma Huateng
Name: Ma Huateng
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Zhe Shang Capital Limited

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Peaceful Rise Management Limited

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	CGC Ace Card Limited

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Ultimate Lenovo Limited

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	KTB China Synergy Fund

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	SOFINA PRIVATE EQUITY S.A. SICAR – COMPARTMENT A

	By:	/s/ Stéphanie Delperdange
Name: Stéphanie Delperdange
Title: Managing Director

	By:	/s/ Gilles Ralet
Name: Gilles Ralet
Title: Proxyholder

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	CEC Growth Limited

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	CEC Healthcare Fund L.P.

	By:	/s/ Irene Hong
Name: Irene Hong
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Glade Brook Private Investors XVI LP

	By:	/s/ Paul Hudson
Name: Paul Hudson
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Huaxing Growth Capital III, L.P.

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Perfect Canyon Limited

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Grant Fortune Fund LP

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Davis Global Fund

	By:	/s/ Ryan Charles
Name: Ryan Charles
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Davis International Fund

	By:	/s/ Ryan Charles
Name: Ryan Charles
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Davis Opportunity Fund

	By:	/s/ Ryan Charles
Name: Ryan Charles
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	GLOBAL PRIVATE OPPORTUNITIES PARTNERS II LP

By: GS Investment Strategies, LLC, its investment manager

	By:	/s/ Sami Ahmad
Name: Sami Ahmad
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	GLOBAL PRIVATE OPPORTUNITIES PARTNERS II OFFSHORE HOLDINGS LP

By: GS Investment Strategies, LLC, its investment advisor

	By:	/s/ Sami Ahmad
Name: Sami Ahmad
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	MF Investors LP

By GS Investment Strategies, LLC,
its investment manager

	By:	/s/ Sami Ahmad
Name: Sami Ahmad
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Alpha Centre Limited

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	ASCEND HOPE LIMITED

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	FANTASTIC AUGURY LIMITED

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Northern Light Venture Capital V, Ltd.

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Lighthouse Capital International Inc.

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	MCF2 Holdings

	By:	/s/ David Shui Kei Chang
Name: David Shui Kei Chang
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	MindWorks Ventures Fund 3 SPC - Fund SP

	By:	/s/ Joe Chan Cho Lit
Name: Joe Chan Cho Lit
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	QIMING VENTURE PARTNERS V, L.P.,
a Cayman Islands exempted limited partnership

By: QIMING GP V, L.P. a Cayman Islands exempted limited partnership
Its: General Partner
By: QIMING CORPORATE GP V, LTD. a Cayman Islands exempted company
Its: General Partner

	By:	/s/ Authorized Signatory
Its: Authorized Signatory

QIMING MANAGING DIRECTORS FUND V, L.P., a Cayman Islands exempted limited partnership

By: QIMING CORPORATE GP V, LTD., a Cayman Islands exempted company
Its: General Partner

	By:	/s/ Authorized Signatory
Its: Authorized Signatory

Signing Location: Bellewe, WA USA
Signature of Witness: /s/ Authorized Witness
Name of Witness: Authorized Witness

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	LC Fund VII, L.P.

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	LC Parallel Fund VII, L.P.

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Capital Investment LLC

	By:	/s/ Abubaker Seddiq Alkhoori
Name: Abubaker Seddiq Alkhoori
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	CICC Gongying Qijiang (Shanghai) Science and Technology Equity Investment Fund Partnership (Limited Partnership)
(中金共赢启江(上海)科创股权投资基金合伙企业(有限合伙 )) (Seal)

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Poly Platinum Enterprises Limited

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Guosheng Holdings Limited

	By:	/s/ Lu Jiahui
Name: Lu Jiahui
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	Xiamen Missfresh Equity Investment Partnership (Limited Partnership) (厦门每日优鲜股权投资合伙企业(有限合伙)) (Seal)

	By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

SCHEDULE A

List of Principals and Principal Holding Companies

SCHEDULE B

List of Series A1 Investors

List of Series A2 Investors

List of Series A3 Investors

List of Series B1 Investors

List of Series B2 Investors

List of Series C Investors

List of Series D1 Investors

List of Series E Investors

List of Series E1 Investors

List of Series F Investors

SCHEDULE C

Deed of Adherence

Deed of Adherence

The undersigned is executing and delivering this Deed of Adherence dated May 31, 2021, pursuant to the Sixth Amended and Restated Right of First Refusal and Co-sale Agreement dated as of February 9, 2021 (the “Right of First Refusal and Co-sale Agreement”), by and among Missfresh Limited, an exempted company duly incorporated and validly existing in the Cayman Islands and certain other parties named therein.

Capitalized terms used but not defined in this Deed of Adherence shall have their meanings in the Right of First Refusal and Co-sale Agreement.

The undersigned hereby acknowledges, agrees and confirms that, by its execution of this Deed of Adherence, it shall be deemed to be a party to the Right of First Refusal and Co-sale Agreement as of the date hereof and shall have all of the rights and obligations of an “Investor”, a “Shareholder” and a “Party” thereunder as if it had executed the Right of First Refusal and Co-sale Agreement. The undersigned hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Right of First Refusal and Co-sale Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Deed of Adherence to be duly executed and delivered as of the date first written above.

SIGNED as a DEED )
by Suzhou Industrial Park Prosperity Fresh Enterprise Management Center (Limited Partnership) (苏州工业园区盛世优鲜企业管理中心(有限合伙)) (Seal)
)

	Name:	/s/ Authorized Signatory
	Title:	Authorized Signatory
in the presence of: )

Name:	/s/ Wang Xin

Name of witness: Wang Xin

Address: ***